Exhibit 99.1

7961 SHAFFER PARKWAY SUITE 5 LITTLETON, COLORADO 80127 TELEPHONE (720) 981-1185 FAX (720) 981-1186

Trading Symbol: VGZ

Toronto and American Stock Exchanges

NEWS

Vista Gold Corp. Exercises Option to Purchase Awak Mas Gold Deposit, Indonesia

Denver, Colorado April 18, 2005 - Vista Gold Corp. (TSX & AMEX: VGZ) is pleased to announce that its Board of Directors has approved the exercise of the purchase option for the Awak Mas gold deposit located in Sulawesi, Indonesia. As previously reported, in November 2004 Vista entered into an option agreement to acquire the Awak Mas deposit for a purchase price of U.S. $1,500,000.  Under the terms of the agreement, Vista had a six-month option period in which to conduct due diligence while paying the owners U.S. $15,000 per month.  The monthly option payments, as well as costs up to U.S. $150,000 expended to correct any deficiencies in asset standing, will be credited towards the purchase price.  The closing is anticipated to occur on or before May 6, 2005.

Also as previously reported by the Corporation, an October 2004 resource analysis prepared by RSG Global Pty Ltd of West Perth, Australia, an independent consulting firm, in accordance with Canadian National Instrument 43-101 guidelines under the supervision of Brett Gossage, a Qualified Person, showed the known deposit, at a reported cutoff grade of 0.5 grams gold per ton, to contain measured and indicated resources of 52,580,000 short tons at a grade of 0.032 ounces per ton containing 1,656,000 gold ounces(1) and inferred resources of 8,250,000 short tons at a grade of 0.032 ounces per ton containing 259,000 gold ounces(2). The Corporation believes the potential to expand the resources is good, based on preliminary exploration results of previous operators.

Vista President and CEO Mike Richings stated “Acquiring measured and indicated resources of 1.7 million gold ounces plus an inferred resource of 0.3 million gold ounces at a cost o U.S. $1.5 million, in a project whose previous operators spent over AUD $46 million and completed a final feasibility study, is very attractive to Vista. We will be attempting to expand the gold resources by strategic exploration over the next several years and to enhance the economics of the project through engineering studies.”

Vista Gold Corp., based in Littleton, Colorado, evaluates and acquires gold projects with defined gold resources. Additional exploration and technical studies are undertaken to maximize the value of the projects for eventual development. The Corporation’s holdings include the Maverick Springs, Mountain View, Hasbrouck, Three Hills, Wildcat projects and Hycroft mine, all in Nevada, the Long Valley project in California, the Yellow Pine project in Idaho, the Paredones Amarillos and Guadalupe de los Reyes projects in Mexico, the Amayapampa project in Bolivia, and the Awak Mas deposit in Indonesia.

1)  Cautionary Note to U.S. Investors concerning estimates of Measured and Indicated Resources: This press release uses the term “measured and indicated resources”. We advise U.S. investors that while this term is recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize it. U.S. investors are cautioned not to assume that any part or all of mineral deposits in this category will ever be converted into reserves.

2)  Cautionary Note to U.S. Investors concerning estimates of Inferred Resources: This press release uses the term “inferred resources”. We advise U.S. investors that while this term is recognized and required by Canadian regulations, the U.S. Securities and

Exchange Commission does not recognize it. “Inferred resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility study or other economic study. U.S. investors are cautioned not to assume that any part or all of an inferred resource exists or is economically or legally minable.

The statements that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in the Corporation’s periodic reports, including the annual report on Form 10-K filed with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Greg Marlier at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com